UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2011 (January 14, 2011)

MISONIX, INC.
(Exact name of registrant as specified in its charter)

New York	1-10986	11-2148932
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1938 New Highway, Farmingdale, NY	11735
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (631) 694-9555

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on August 4, 2009, MISONIX, INC. (the “Company”) sold its Labcaire Systems, Ltd. (“Labcaire”) subsidiary to PuriCore International Limited (“PuriCore Limited”) for a total purchase price of up to $5.6 million. The Company received $3.6 million at closing and a promissory note in the principal amount of $1 million, payable in equal installments of $250,000 on the next four anniversaries of the closing. As of December 31, 2010, the Company has received the first installment. The Company will also receive a commission paid on sales for the period commencing on the date of closing and ending on December 31, 2013 of 8% of the pass through Automated Endoscope Reprocessing (“AER”) and Drying Cabinet products, and 5% of license fees from any chemical licenses marketed by Labcaire directly associated with sale of AERs, specifically for the disinfection of the endoscope. The aggregate commission payable to the Company is subject to a maximum payment of $1,000,000. The Company and PuriCore had agreed upon an amount for commissions applicable to the first year’s sales of £190,000 or approximately $300,000. This amount was due to be paid to Misonix on October 30, 2010. To date, the Company has not received such amount.

On July 19, 2010, the Company received a Dispute Notice from PuriCore PLC (“PuriCore”) with respect to the sale and purchase of shares of Labcaire. PuriCore alleged that Misonix breached certain representations and warranties that could result in a reduction to the purchase price of approximately £1.6 million or approximately $2.5 million. PuriCore amended its claim to £2.3 million or approximately $3.5 million. The Company and PuriCore engaged in the mediation procedure provided for by the Stock Purchase Agreement, dated August 4, 2009 (the “Agreement”), pursuant to which Labcaire was sold. The Company and PuriCore were not able to reach a satisfactory agreement by the conclusion of the mediation. On January 14, 2011, PuriCore Limited filed suit in the High Court of Justice, Queens Bench Division, Commercial Court, Royal Courts of Justice, London, England (Claim No. 2011-42) (the “Lawsuit”). In the Lawsuit, PuriCore Limited claims damages from Misonix in respect of breach of warranties contained in the Agreement. PuriCore Limited alleges that the warranties made by Misonix in the Agreement were “breached by virtue of various misstatements made in the course of the disclosure process prior to the completion of the Agreement”. PuriCore Limited claims damages of €2,167,000 or approximately $3,600,000, plus interest and its legal costs. The Company believes the Lawsuit is without merit and intends to vigorously defend its position. The Company’s counsel believes that the Company has strong defenses to the allegations made in the Lawsuit. There can be no assurance, however, that the Company may not have to pay some amount to resolve PuriCore Limited’s claims.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 28, 2011

MISONIX, INC.

By: /s/ Richard Zaremba
Richard Zaremba
Senior Vice President and Chief Financial Officer